EXHIBIT 9



                            ADMINISTRATION AGREEMENT

             Agreement made this 19th day of December, 1988, between Fiduciary Capital Growth Fund, Inc., a Wisconsin corporation (the "Fund"), and Fiduciary Management, Inc., a Wisconsin corporation (the
   "Administrator").

                              W I T N E S S E T H:

             WHEREAS, the Fund is registered with the Securities and Exchange Commission as as open-end management investment company under the Investment Company Act of 1940 (the "Act"); and

             WHEREAS, the Fund desires to retain the Administrator to be the Administrator for the Fund and as such to perform the services set forth in this Agreement.

             NOW, THEREFORE, the Fund and the Administrator do mutually promise and agree as follows:

             1. Employment. The Fund hereby employs the Administrator to be its Administrator for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2. Authority and Duties of the Administrator. The Administrator shall supervise all aspects of the operations of the Fund except those performed by the Fund's Investment Adviser under the Fund's investment advisory agreement, subject to such policies as the board of directors of the Fund may determine. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Administrator may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the affairs of the Fund.

             In connection with its supervision of the operations of the Fund, the Administrator shall perform the following services for the Fund:

             (a) Prepare and maintain the books, accounts and other documents specified in Rule 31a-1, under the Act in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the Act;

             (b) Determine the Fund's net asset value in accordance with the provisions of the Fund's Articles of Incorporation and its Registration Statement;

             (c) Respond to stockholder inquiries forwarded to it by the Fund;

             (d) Prepare the financial statements contained in reports to stockholders of the Fund;

             (e) Prepare for execution by the Fund and file all of the Fund's federal and state tax returns;

             (f) Prepare reports to and filings with the Securities and Exchange Commission;

             (g) Prepare reports to and filings with state Blue Sky authorities;

             (h) Furnish statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies; and

             (i) Keep and maintain the Fund's financial accounts and records, and generally assist in all aspects of the Fund's operations to the extent agreed to by the Administrator and the Fund.

             3. Expenses. The Administrator, at its own expense and without reimbursement from the Fund, shall furnish office space, and all necessary office facilities, equipment and executive personnel for performing the services required to be performed by it under the Agreement. The Administrator shall not be required to pay any expenses of the Fund. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Fund, as defined in the Act, the professional costs of preparing and the costs of printing its registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates, director and officer liability insurance, the printing and distribution costs of reports to stockholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, association membership dues, auditing services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, printing and mailing expenses and charges and expenses of dividend disbursing agents, registrars and stock transfer agents.

             4. Compensation of the Administrator. For the services to be rendered by the Administrator hereunder, the Fund shall pay to the Administrator an administration fee, paid monthly, based on the daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The administration fee shall be 1/12 of 0.1% of such net assets up to and including $30,000,000, and 1/12 of 0.05% of the net assets of the Fund in excess of $30,000,000; provided, however, that the administration fee in any twelve month period commencing October 1, 1988 and thereafter on each October 1 that this Agreement is in effect, shall not be less than $20,000. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the daily net assets of the business days during which it is so in effect. For any twelve month period commencing October 1 that this Agreement is not in effect for the entire twelve month period, the minimum administration fee shall be reduced proportionately on the basis of the calendar days during which it is in effect. In determining whether the minimum administration fee has been paid for the twelve month period commending October 1, 1988, amounts paid by the Fund for administrative services performed by the Administrator between October 1, 1988 and December 18, 1988 shall be added to the amounts paid pursuant to this Agreement.

             5. Ownership of Shares of the Fund. Except in connection with the initial capitalization of the Fund, the Administrator shall not take an ownership position in the Fund, and shall not permit any of its shareholders, officers, directors or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase.

             6. Exclusivity. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. During the period that this Agreement is in effect, the Administrator shall be the Fund's sole administrator.

             7. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             8. Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the board of directors of the Fund in the manner required by the Act for approval of investment advisory agreements, and by the vote of the majority of the outstanding voting securities of the Fund as defined in the Act.

             9. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund as defined in the Act, upon the giving of sixty (60) days' written notice to the Administrator. This Agreement may be terminated by the Administrator at any time upon the giving of sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, the Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the board of directors of the Fund or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the board of directors of the Fund in the manner required by the Act for approval of investment advisory agreements, provided that any such approval may be effective not more than sixty (60) days thereafter. Upon termination of the Agreement the Administrator shall deliver to the Fund all books, accounts and other documents then maintained by it pursuant to section 2 hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                      FIDUCIARY MANAGEMENT, INC.
                                      (the "Administrator")


   By:                                By:
        Secretary                          President


                                      FIDUCIARY CAPITAL GROWTH FUND, INC.
                                      (the "Fund")


   By:                                By:
        Secretary                          President